Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2026, with respect to the consolidated financial statements included in the Annual report of Xtant Medical Holdings, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Xtant Medical Holdings, Inc. on Forms S-3 (File No. 333-267817, 333-273169, 333-278413, and 333-281910), Forms S-1 (File No. 333-287192) and on Forms S-8 (File No. 333-226588, 333-234595, 333-249762, 333-268052, 333-273528, and 333-291429).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 31, 2026